November 6, 2003



Securities and Exchange Commission
450 Fifth Street N.W.
Washington D.C. 20549


Gentlemen:

We have been furnished with a copy of the response to Item 4 of Form 8-K for the event that occurred on October 29, 2003, to be filed by our former client, WNC California Housing Tax Credits, L.P. We agree with the statements contained in
Item 4 made in response to that Item insofar as they relate to our firm.



Very truly yours,





BDO Seidman, LLP